Exhibit 13(a)(4)

June 5, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by the Select Sector SPDR Trust (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 13 of Form N-CSR of the Select Sector SPDR Trust dated June 5, 2020. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

Attachment

The Select Sector SPDR Trust

Change in Audit Firm

PricewaterhouseCoopers LLP (“PWC”) resigned as independent registered certified public accounting firm on April 20, 2020. On May 21, 2020, upon recommendation by the Audit Committee of The Select Sector SPDR Trust (the “Trust”), the Trust’s Board of Trustees selected Ernst & Young LLP (“EY”) to replace PWC as the independent public accountant for the fiscal year ending September 30, 2020.

The reports of PWC on the financial statements for the fiscal years ended September 30, 2019 and 2018 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended September 30, 2019 and 2018, and in the subsequent interim period through April 20, 2020, there were no disagreements between the Trust and PWC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of PWC, would have caused it to make reference to the disagreements in its report on the financial statements. In addition, during the fiscal years ended September 30, 2019 and 2018, and in the subsequent interim period through April 20, 2020, there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Trust requested and PWC furnished a letter addressed to the Securities and Exchange Commission stating whether or not it agreed with the above statements. A copy of such letter is attached hereto.

During the fiscal years ended September 30, 2019 and 2018, and in the subsequent interim period through May 21, 2020, neither the Trust nor anyone on its behalf consulted EY concerning (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust’s financial statements or (ii) the subject of a disagreement (as defined in paragraph (a)(1)(iv) of item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).